Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the Third Fiscal Quarter 2009

-Company Updates Development Activity & Completes Remodeling Program-

MIAMI--(BUSINESS WIRE)--January 13, 2009--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the twelve-week third fiscal quarter 2009 ended January 4, 2009. The Company also updated its recent development activity and announced the completion of its remodeling program.

Third Fiscal Quarter 2009 Restaurant Sales

Total restaurant sales decreased 3.7% to $66.8 million in the third fiscal quarter 2009 from $69.4 million in the third fiscal quarter 2008. For the third fiscal quarter 2009, Company-wide comparable restaurant sales were (11.1%), including (10.9%) at Benihana teppanyaki, (9.1%) at RA Sushi, and (14.6%) at Haru.

During the period, Benihana teppanyaki represented approximately 68.9% of consolidated restaurant sales, while RA Sushi and Haru accounted for 19.9% and 11.2% of consolidated restaurant sales, respectively. There were a total of 1,069 store-operating weeks in the third fiscal quarter of 2009 compared to 985 store-operating weeks in the third fiscal quarter of 2008.

“Similar to what we and other restaurant and retail companies have experienced over the past few quarters, our comparable sales during the recent 2008 holiday season reflected the very real challenges consumers have been facing in the current economic environment. Exceeding the expectations of our guests continues to be of paramount importance to us in differentiating our restaurant concepts, and we are stressing flawless execution in every dining interaction. We are also very pleased to have successfully completed our multi-year renovation project as well as the opening of three restaurant locations during our third fiscal quarter, and will remain very careful in our deployment of capital as we manage our business in these difficult times,” said Joel A. Schwartz, Chairman and Chief Executive Officer.

Development Activity & Completion of Remodeling Program

During the third fiscal quarter of 2009, the Company continued its development of new restaurants, adding three locations to its portfolio.

On December 1, 2008, the Company opened a Benihana teppanyaki restaurant in Plano, Texas. The restaurant is located in The Shops at Legacy, an urban lifestyle center offering a "Main Street" shopping experience with both retail and entertainment establishments.

On December 15, 2008, the Company opened a RA Sushi restaurant in Huntington Beach, California. The restaurant is located on Pacific Coast Highway in the heart of downtown Huntington and overlooks the famous Huntington Beach Pier.

On December 17, 2008, the Company opened a Benihana teppanyaki restaurant in Plymouth Meeting, Pennsylvania. The restaurant is located in the Plymouth Meeting Mall, which is adjacent to the Pennsylvania Turnpike and Germantown Pike. Plymouth Meeting is a suburb of Philadelphia, located northwest of the city.

Subsequent to the end of the third fiscal quarter, on January 9, 2009, the Company opened a Benihana teppanyaki restaurant in Coral Springs, Florida. One additional Benihana teppanyaki restaurant will open in the coming weeks in Columbus, Ohio. This will complete the Company’s development activity for fiscal year 2009.

During the first quarter of fiscal year 2010, the Company is planning to open three RA Sushi restaurants located in Houston, Texas; Leawood, Kansas; and Atlanta, Georgia, along with one Benihana teppanyaki restaurant in Orlando, Florida. The five remaining restaurants under development will open between late fiscal year 2010 and the end of fiscal year 2011, subject to the respective landlords making the sites available to the Company. Theses sites are comprised of three Benihana teppanyaki restaurants in Chicago, Illinois; Westwood, Massachusetts; and East Rutherford (Meadowlands), New Jersey, and two RA Sushi restaurants in Orlando, Florida; and Westwood, Massachusetts.

On December 22, 2008, the Company re-opened its Benihana teppanyaki restaurant in City of Industry, CA and has now completed its remodeling program.

The Benihana teppanyaki restaurant located in Memphis, Tennessee, which was previously destroyed by a fire, is scheduled to re-open within the coming weeks, as well.

About Benihana

Benihana Inc. (Nasdaq: BNHNA - News) (Nasdaq: BNHN - News) operates 94 restaurants nationwide, including 63 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 22 RA Sushi Bar restaurants. Under development at present are ten restaurants -- five Benihana teppanyaki restaurants and five RA Sushi restaurants. In addition, 20 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

CONTACT:
ICR
Raphael Gross or Tom Ryan, 203-682-8200